EXHIBIT 99.1

FOR IMMEDIATE RELEASE



      Innovo Group Stockholders Approve Three Proposals at Annual Meeting of Stockholders

LOS  ANGELES,  June 4, 2004 -- Innovo Group Inc.  (NasdaqSC:
INNO) announced today that at its annual meeting of stockholders held on Thursday, June 3, 2004, the Company's stockholders approved three proposals - first, the election of a slate of nine director nominees, included two new nominees, Dean Factor and Kelly Hoffman, second, the approval of the adoption of a new stock incentive plan and finally, the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending November 27, 2004.

Jay Furrow, Chief Executive Officer and a re-elected director, stated, "We are pleased that our stockholders have overwhelmingly approved the three proposals on the ballot. We are especially pleased that the stockholders have elected two new members to our Board of Directors: Dean Factor, Chairman, CEO and co-founder of Smashbox Enterprises, which includes Smashbox Studios and Smashbox Cosmetics, who was appointed in April 2004 to fill a resignation by a former member to our Board of Directors and Kelly Hoffman, Chairman, CEO and co-founder of VTV: Varsity Television, a television company designed to entertain, enable and inspire teenagers. We believe that these new members, in addition to our former members who were re-elected, represent the mix of skills and business experience in the industry that will be a benefit to us on a going forward basis."

Kelly Hoffman has served as Chairman, CEO and co-founder  of
VTV: Varsity Television since 1998. Prior to VTV, Mr. Hoffman owned AOCO Operating, a company that raised capital for the acquisition of property in Texas, Louisiana and New Mexico from 1991 until 1998 and served in a similar positions in various companies that specialized securing capital for investment in properties and limited partnerships for the oil and gas industry. Mr. Hoffman began his oil and gas career at Amoco Production Company in Texas.

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The  voting  results of the annual meeting held on  June  3,
2004 are as follows:

     *A total of 20,793,953 shares of company common stock were represented at the meeting, which reflected approximately 71% of the total shares outstanding of 29,161,350 as of the April 14, 2004 record date.
     *The nine directors that received the highest number of votes were: Sam Furrow, Jay Furrow, Pat Anderson, Marc Crossman, Dean Factor, Kelly Hoffman, Suhail Rizvi, Kent Savage, and Vincent Sanfilippo.
     *A majority of the shares present in person or by proxy voted in favor of the proposals to approve the adoption of the 2004 Stock Incentive Plan and the ratification of the appointment of Ernst & Young LLP as the
     Company's independent auditors for the fiscal year ending November 27, 2004.

Immediately following the Annual Meeting of Stockholders, at the Annual Meeting of the Board of Directors, the newly elected Board voted unanimously to re-elect Sam Furrow as Chairman.

Jay Furrow, summarized, "We are excited about the upcoming year for the Company. With the infusion of new members to our Board and the return of our other members and management team, we believe that the Company is poised to move in a positive direction."

About Innovo Group Inc.
Innovo Group Inc., through its subsidiaries Innovo Inc., Innovo Azteca Apparel Inc. and Joe's Jeans, is a sales and marketing organization designing and selling craft, apparel and accessory products to the retail and premium markets. The Company's craft products include canvas and denim tote bags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, tote bags, waist packs and handbags. The Company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company also currently produces products under license agreements and other agreements for private label and branded apparel products. More information is available at the Company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003, will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group Inc.
Marc Crossman
323-725-5572

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